UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	August 20, 2009

Commission File Number	000-31380

ATLAS MINING COMPANY
(Exact name of registrant as specified in its charter)

Idaho	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Greene Street – Ste 101, New York, NY	10012
(Address of principal executive offices)	(Zip Code)

(208) 556-1181
(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 20, 2009, Evan D. Stone, 37, was elected a director of the Company.

Mr. Stone is a partner in Lee & Stone, a law firm established in 2009.  From 2006 – 2009, Mr. Stone served as Vice President and General Counsel (from March 2007) for Newcastle Capital Management.  Prior to joining Newcastle in 2006, Mr. Stone worked at the law firm Skadden Arps Slate Meagher & Flom LLP.

Mr. Stone is currently a director of Wilhelmina International, Inc. (OTC BB: WHLM) and also serves as its General Counsel and Secretary.

Mr. Stone received a JD and MBA from the University of Texas School of Law and the University of Texas Graduate School of Business, respectively, and a BA from Harvard College.

Item 8.01	Other Events

On August 20, 2009, John Levy, a director, was elected Chairman of the Board of Directors of the Company.

Beginning in the fourth quarter, his compensation as a director will be $12,500 per quarter for his service as a director and Chairman.  As further compensation he will receive options to purchase 125,000 shares of common stock at $.70 per share.  One-fourth of the options will vest at the beginning of the calendar quarter beginning on October 1, 2009 and one-fourth will vest at the beginning of each of the three succeeding calendar quarters so long as he is Chairman at that time.  The options, when vested, will be exercisable if the Company has sufficient authorized shares to satisfy all obligations to issue shares under outstanding options and 10% PIK Election Convertible Notes Due 2018.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATLAS MINING COMPANY

Dated:	August 25, 2009	/s/ ANDRE ZEITOUN
By: Andre Zeitoun
Chief Executive Officer